Exhibit 99.1

ATLAS PIPELINE HOLDINGS, L.P.

REPORTS THIRD QUARTER 2008 RESULTS

Philadelphia, PA, November 4, 2008 – Atlas Pipeline Holdings, L.P. (NYSE: AHD) (the “Partnership”), the parent of the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL” or “Atlas Pipeline”) and its subsidiaries, today reported its results for the third quarter 2008. The Partnership, which owns the 2% general partner interest, all of the incentive distribution rights, and 5.8 million common limited partnership units of Atlas Pipeline, presents its financial results consolidated with those of Atlas Pipeline.

On a GAAP basis, the Partnership had net income of $34.0 million for the third quarter 2008 compared with a net loss of $3.1 million for the third quarter 2007. This income in the current period was principally due to $243.4 million of non-cash derivative gains resulting from the mark-to-market adjustment of certain derivative positions that Atlas Pipeline maintains to hedge the variability in expected future cash flows attributable to changes in commodity market prices. This derivative gain was partially offset by higher aggregate volumes on operating systems and an increase in realized commodity prices. Please see today’s Atlas Pipeline press release regarding its third quarter 2008 earnings for further information regarding its results.

On October 27, 2008, the Partnership declared a quarterly cash distribution for the third quarter 2008 of $0.51 per common limited partner unit, an increase of $0.19 per unit, or 59.4%, from the comparable prior year period. This distribution will be paid on November 19, 2008 to common unitholders of record as of November 10, 2008.

APL also announced today that it is evaluating the potential combination with the Partnership and other potential strategic alternatives for Atlas Pipeline. APL is exploring deleveraging through the sale of all or portions of individual pipeline and/or processing assets. UBS Investment Bank has been engaged as an independent financial advisor to assist in the review of these and other strategic alternatives. Furthermore, APL is currently in discussions internally and with its affiliates. APL provides no assurance that the evaluation of these options will result in any specific transaction.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Pipeline’s third quarter 2008 results on Wednesday, November 5, 2008 at 9:00 am EST by going to the home page of Atlas Pipeline’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 11:00 am EST on Wednesday, November 5, 2008. To access the replay, dial 1-888-286-8010 and enter conference code 88966328.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.8 million common units of Atlas Pipeline Partners.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, southern Kansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight active gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York, eastern Ohio and northeastern Tennessee. For more information, visit Atlas Pipeline’s website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas America, Inc. (NASDAQ: ATLS) owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P., an approximate 2% direct limited partner interest in Atlas Pipeline Partners and an approximate 48% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. For more information, please visit Atlas America’s website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Holdings, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of Atlas Pipeline Partners to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Holdings’ reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

Financial Summary

(in thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
STATEMENTS OF OPERATIONS
Revenue:
Natural gas and liquids	$404,182	$229,891	$1,209,587	$436,859
Transportation, compression, and other fees – affiliates	11,916	8,495	32,496	24,673
Transportation, compression, and other fees – third parties	12,153	12,948	39,724	33,374
Other income (loss), net	153,880	(9,032)	(247,128)	(39,641)

Total revenue and other income (loss), net	582,131	242,302	1,034,679	455,265

Costs and expenses:
Natural gas and liquids	316,917	174,727	943,561	349,639
Plant operating	16,652	9,108	46,418	18,153
Transportation and compression	4,768	3,555	12,881	9,877
General and administrative	(2,078)	37,359	12,711	51,557
Compensation reimbursement – affiliates	1,175	1,392	3,694	2,820
Depreciation and amortization	22,550	16,176	74,571	29,381
Interest	22,312	24,448	62,909	38,709
Minority interest	2,591	1,376	7,793	1,376
Minority interest in Atlas Pipeline Partners, L.P.	163,239	(22,700)	(122,843)	(44,482)

Total costs and expenses	548,126	245,441	1,041,695	457,030

Net income (loss)	$34,005	$(3,139)	$(7,016)	$(1,765)

Net income (loss) attributable to common limited partners per unit:
Basic	$1.23	$(0.12)	$(0.26)	$(0.08)

Diluted	$1.21	$(0.12)	$(0.26)	$(0.08)

Weighted average common limited partner units outstanding:
Basic	27,658	25,584	27,462	22,611

Diluted	28,120	25,584	27,462	22,611

Balance Sheet Data (at period end):	September 30, 2008	December 31, 2007
Cash and cash equivalents	$45,117	$12,129
Total assets	3,058,336	2,877,514
Total debt	1,457,498	1,254,426
Total partners’ capital	54,509	94,118

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